UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Provectus Biopharmaceuticals, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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7327 Oak Ridge Highway Knoxville, TN 37931 phone 866/594-5999 fax 866/998-0005

Dear Stockholder:

You are cordially invited to attend the 2016 annual meeting of stockholders, which will be held on Thursday, June 16, 2016 at 4:00 p.m. Eastern Time at the Grand Hyatt New York, located at 109 East 42nd Street at Grand Central Terminal, New York, New York 10017.

The Notice and Proxy Statement on the following pages contain details concerning the business to come before the meeting.

Regardless of whether you plan to attend the 2016 annual meeting in person, please complete, sign and date the enclosed proxy card and return it promptly in the accompanying postage-paid envelope. I look forward to personally meeting all stockholders who are able to attend.

Peter R. Culpepper

Interim Chief Executive Officer, Chief

Operating Officer and Secretary

YOUR VOTE IS IMPORTANT

TO ENSURE THAT YOU ARE REPRESENTED AT THE 2016 ANNUAL MEETING OF STOCKHOLDERS, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE 2016 ANNUAL MEETING OF STOCKHOLDERS IN PERSON. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

7327 Oak Ridge Highway Knoxville, TN 37931 phone 866/594-5999 fax 866/998-0005

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2016

To the Stockholders of Provectus Biopharmaceuticals, Inc.:

NOTICE IS HEREBY GIVEN that we will hold the 2016 annual meeting of stockholders of Provectus Biopharmaceuticals, Inc. on Thursday, June 16, 2016 at 4:00 p.m. Eastern Time, at the Grand Hyatt New York, located at 109 East 42nd Street at Grand Central Terminal, New York, New York 10017. The 2016 annual meeting is being held for the following purposes:

1.	To elect five directors to serve on our Board of Directors for a one-year term;

2.	To conduct an advisory vote to approve the compensation of our named executive officers; and

3.	To ratify the selection of Marcum LLP as our independent auditor for 2016.

Stockholders also will transact any other business that properly comes before the 2016 annual meeting of stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1 THROUGH 3.

Only stockholders of record as of the close of business on April 25, 2016 will be entitled to notice of and to vote at the 2016 annual meeting of stockholders and any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Stockholders to Be Held on June 16, 2016. This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2015 are available at: http://www.pvct.com/annual_reports.html.

By order of our Board of Directors,

Peter R. Culpepper

Secretary

April 29, 2016

Knoxville, Tennessee

QUESTIONS AND ANSWERS ABOUT THE 2016 ANNUAL MEETING OF STOCKHOLDERS	2
What is the purpose of the 2016 annual meeting?	2
Who is entitled to vote?	2
Am I entitled to vote if my shares are held in “street name?”	2
What constitutes a quorum?	2
What happens if a quorum is not present at the 2016 annual meeting?	2
How do I vote?	2
Can I change my vote after I return my proxy card?	3
What are the Board’s recommendations?	3
What happens if I do not specify how my shares are to be voted?	3
Will any other business be conducted at the 2016 annual meeting?	3
What vote is required to approve each item?	3
How will Abstentions and Broker Non-Votes be Treated?	3

STOCK OWNERSHIP	5
Directors, Executive Officers, and Other Stockholders	5
Section 16(a) Beneficial Ownership Reporting Compliance	6

CORPORATE GOVERNANCE	7
Board Leadership Structure	7
Board of Directors and Committees	7
Audit Committee	7
Compensation Committee	8
Nominating Committee and Director Nominations	8

COMPENSATION DISCUSSION AND ANALYSIS	10
Compensation Consultant	11
Compensation Components	11
Base Salary & Employment Agreements	11
Bonus Awards	12
401(k) Profit Sharing Plan and Other Benefits	12
Long-Term Incentives	12
Potential Payments Upon Termination or Change in Control	13
Consideration and Effect of the Results of the Most Recent Stockholder Advisory Vote on Executive Compensation in Determining Compensation Policies and Decisions	13
Compensation-Related Risk Assessment	14
Conclusion	14

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	14

SUMMARY COMPENSATION TABLE	15

GRANTS OF PLAN-BASED AWARDS	16

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END	16

OPTION EXERCISES AND STOCK VESTED	17

EQUITY COMPENSATION PLAN INFORMATION	17

DIRECTOR COMPENSATION	18
Director Compensation Table for 2015	18

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	19

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	19
Policies and Procedures for Related Person Transactions	19
Related Party Transactions	19

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7327 Oak Ridge Highway Knoxville, TN 37931 phone 866/594-5999 fax 866/998-0005

PROXY STATEMENT FOR

2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2016

We are delivering these proxy materials to solicit proxies on behalf of the Board of Directors of Provectus Biopharmaceuticals, Inc., for the annual meeting of stockholders to be held on Thursday, June 16, 2016, beginning at 4:00 p.m. Eastern Time, at the Grand Hyatt New York, located at 109 East 42nd Street at Grand Central Terminal, New York, New York 10017.

We are mailing this Proxy Statement, together with a form of proxy and our annual report on Form 10-K for the year ended December 31, 2015, on or about April 29, 2016.

We will refer to the company and its subsidiaries throughout this Proxy Statement as “we,” “us,” the “Company” or “Provectus.”

At the meeting, our stockholders will vote on proposals to (1) elect five directors to serve on our Board of Directors for a one-year term; (2) conduct an advisory vote to approve the compensation of our named executive officers; and (3) ratify the selection of Marcum LLP as our independent auditor for 2016. The proposals are set forth in the accompanying Notice of 2016 Annual Meeting of Stockholders and are described in more detail in this Proxy Statement. Stockholders also will transact any other business, not known or determined at the time of this proxy solicitation that properly comes before the 2016 annual meeting of stockholders, although our Board of Directors knows of no such other business to be presented.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1 THROUGH 3.

When you submit your proxy by executing and returning the enclosed proxy card, you will authorize the proxy holders – Peter R. Culpepper and Timothy C. Scott – to vote as proxy all your shares of common stock and otherwise to act on your behalf at the 2016 annual meeting of stockholders and any adjournment thereof, in accordance with the instructions set forth therein. These persons also will have discretionary authority to vote your shares on any other business that properly comes before the meeting. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournment of the meeting.

YOUR VOTE IS IMPORTANT

TO ENSURE THAT YOU ARE REPRESENTED AT THE 2016 ANNUAL MEETING OF STOCKHOLDERS, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE 2016 ANNUAL MEETING OF STOCKHOLDERS IN PERSON. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

QUESTIONS AND ANSWERS ABOUT THE 2016 ANNUAL MEETING OF STOCKHOLDERS

What is the purpose of the 2016 annual meeting?

At the 2016 annual meeting, stockholders will act upon the following matters:

1.	To elect five directors to serve on our Board of Directors for a one-year term;

2.	To conduct an advisory vote to approve the compensation of our named executive officers; and

3.	To ratify the selection of Marcum LLP as our independent auditor for 2016.

Stockholders also will transact any other business, not known or determined at the time of this proxy solicitation, that properly comes before the 2016 annual meeting of stockholders, although our Board of Directors knows of no such other business to be presented.

Who is entitled to vote?

Only stockholders of record at the close of business on April 25, 2016, the record date for the 2016 annual meeting, are entitled to receive notice of the 2016 annual meeting and to vote the shares of common stock that they held on that date at the 2016 annual meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted on at the 2016 annual meeting.

Am I entitled to vote if my shares are held in “street name?”

If you are the beneficial owner of shares held in “street name” by a brokerage firm, bank, or other nominee, such entity, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your nominee, it will nevertheless be entitled to vote your shares on “discretionary” items but will not be permitted to do so on “non-discretionary” items. Proposals 1 and 2 are non-discretionary items for which a nominee will not have discretion to vote in the absence of voting instructions from you. However, Proposal 3 is a discretionary item on which your nominee will be entitled to vote your shares even in the absence of instructions from you.

What constitutes a quorum?

The presence at the 2016 annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum.

As of April 25, 2016, there were 212,829,352 shares of common stock outstanding; thus, a quorum will be 106,414,677 shares of common stock outstanding. Shares held by stockholders present at the 2016 annual meeting in person or represented by proxy who elect to abstain from voting nonetheless will be included in the calculation of the number of shares considered present at the 2016 annual meeting.

What happens if a quorum is not present at the 2016 annual meeting?

If a quorum is not present at the scheduled time of the meeting, the holders of a majority of the shares of common stock present in person or represented by proxy at the meeting may adjourn the meeting to another place, date, or time until a quorum is present. The place, date, and time of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given unless the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, the proxy holders named on the proxy card will vote your shares as you direct. If you are a registered stockholder and attend the 2016 annual meeting, you may deliver your completed proxy card or vote in person at the 2016 annual meeting. If you hold your shares in a brokerage account or in “street name” and you wish to vote at the 2016 annual meeting, you will need to obtain a proxy from the broker or other nominee who holds your shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing with the Secretary either a notice of revocation or a duly executed proxy card bearing a later date. If you are a “street name” stockholder, you must contact your broker or other nominee and follow its instructions if you wish to change your vote. The powers of the proxy holders will be suspended if you attend the 2016 annual meeting in person and so request, although your attendance at the 2016 annual meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Our Board of Directors unanimously recommends that you vote:

1.	“FOR” the election of five directors to serve on our Board of Directors for a one-year term;

2.	“FOR” the advisory vote to approve the compensation of our named executive officers; and

3.	“FOR” ratification of the selection of Marcum LLP as our independent auditor for 2016.

What happens if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, your shares will be voted “FOR” each of Proposals 1 through 3.

Will any other business be conducted at the 2016 annual meeting?

As of the date hereof, our Board of Directors knows of no business that will be presented at the annual meeting other than the proposals described in this Proxy Statement. If any other business is properly brought before the 2016 annual meeting, the proxy holders will vote your shares in accordance with their best judgment.

What vote is required to approve each item?

1.	The director nominees will be elected to serve on our Board of Directors for a term of one year if they receive a plurality of the votes cast on the shares of common stock present in person or represented by proxy at the 2016 annual meeting and entitled to vote on the subject matter. This means that the director nominees will be elected if they receive more votes than any other person at the 2016 annual meeting. If you vote to “Withhold Authority” with respect to the election of one or more director nominees, your shares of common stock will not be voted with respect to the person or persons indicated, although they will be counted for the purpose of determining whether there is a quorum at the meeting.

2.	The advisory vote to approve the compensation of our named executive officers will be approved if a majority of the shares of common stock present in person or represented by proxy at the 2016 annual meeting and entitled to vote on the subject matter are voted in favor of the proposal.

3.	The selection of Marcum LLP as our independent auditor for 2016 will be ratified if a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter are voted in favor of the proposal.

How will Abstentions and Broker Non-Votes be Treated?

You do not have the option of abstaining from voting on Proposal 1, but you may abstain from voting on Proposals 2 and 3. With respect to Proposal 1, because the directors are elected by a plurality vote, an abstention will have no effect on the outcome of the vote and, therefore, is not offered as a voting option on the proposal. In the case of an abstention on Proposals 2 and 3, your shares of common stock would be included in the number of shares of common stock considered present at the meeting for the purpose of determining whether there is a quorum. Because your shares of common stock would be voted but not in favor of Proposals 2 and 3, your abstention would have the same effect as a negative vote in determining the outcome of the vote on the proposal.

Broker non-votes occur when a brokerage firm, bank, or other nominee does not vote shares that it holds in “street name” on behalf of the beneficial owner because the beneficial owner has not provided voting instructions to the nominee with respect to a non-discretionary item. Proposals 1 and 2 are non-discretionary items for which a nominee will not have discretion to vote in the absence of voting instructions from you. However, Proposal 3 is a discretionary item on which your nominee will be entitled to vote your shares of common stock even in the absence of instructions from you. Accordingly, it is possible for there to be broker non-votes with respect to Proposals 1 and 2, but there will not be broker non-votes with regard to Proposal 3. In the case of a broker non-vote, your shares of common stock would be included in the number of shares of common stock considered present at the meeting for the purpose of determining whether there is a quorum. A broker non-vote, being shares of common stock not entitled to vote, would not have any effect on the outcome of the vote on Proposals 1 and 2.

STOCK OWNERSHIP

Directors, Executive Officers, and Other Stockholders

The following table provides information about the beneficial ownership of common stock as of April 25, 2016, by each of our directors, each of our executive officers named in the “Summary Compensation Table” of this Proxy Statement and all of our directors and executive officers as a group. We do not believe any person beneficially owns more than 5% of our outstanding common stock. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted on at the 2016 annual meeting.

Name and Address(1)	Amount and Nature of Beneficial Ownership(2)		Percentage of Class(3)
Directors and Executive Officers:
H. Craig Dees, Ph.D.(4)	4,347,859	(5)	2.0%
Peter R. Culpepper	4,474,998	(6)	2.1%
Timothy C. Scott, Ph.D.	4,930,966	(7)	2.3%
Eric A. Wachter, Ph.D.	8,595,964	(8)	4.0%
Alfred E. Smith, IV	250,000	(9)	*
Kelly M. McMasters, MD, Ph.D.	400,000	(10)	*
Jan Koe	1,486,300	(11)	*
All directors and executive officers as a group (7 persons**)	20,138,228	(12)	9.1%

*	Less than 1% of the outstanding shares of common stock.
**	Excluding Dr. Dees, who is no longer an executive officer.
(1)	Each named individual is an officer or director of Provectus Biopharmaceuticals, Inc., whose business address is 7327 Oak Ridge Highway, Suite A, Knoxville, TN 37931.
(2)	Shares of common stock that a person has the right to acquire within 60 days of April 25, 2016 are deemed outstanding for computing the percentage ownership of the person having the right to acquire such shares, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by a note, each stockholder listed in the table has sole voting and investment power as to the shares owned by that person.
(3)	As of April 25, 2016, there were 212,829,352 shares of common stock issued and outstanding.
(4)	Dr. Dees resigned as Chief Executive Officer and Chairman of the Board of Directors effective February 27, 2016.
(5)	Dr. Dees’ beneficial ownership includes 2,850,000 shares of common stock subject to options which are exercisable within 60 days, except that options for 600,000 of such shares of common stock expire on May 27, 2016 and options for the remaining 2,250,000 shares of common stock expire on August 27, 2016 as a result of Dr. Dees’ resignation. Dr. Dees pledged 1,000,000 shares of his common stock pursuant to that certain Stock Pledge Agreement, dated October 3, 2014, between Dr. Dees and the Company in order to secure Dr. Dees’ obligations under that certain Stipulated Settlement Agreement and Mutual Release between the Company and Dr. Dees, dated June 6, 2014 (“Dees Settlement Agreement”). As a result of Dr. Dees’ resignation from the Company, he was required to pay the Company under the Dees Settlement Agreement the sum of Two Million Two Hundred Sixty Seven Thousand and Seven Hundred Fifty Dollars ($2,267,750) immediately. Dr. Dees’ failure to pay this sum resulted in a breach of the Dees Settlement Agreement, and on March 10, 2016, the Company sent a demand letter for Dr. Dees to cure such default within thirty (30) days. Dr. Dees failed to pay these amounts outstanding under the Settlement Agreement (including interest due thereon) within the thirty (30) days cure period. Accordingly, the Company intends to exercise all rights and remedies available to it under the Dees Settlement Agreement, Stock Pledge Agreement and at law and equity, including but not limited to foreclosure of its first-priority security interest in the 1,000,000 shares of common stock granted as collateral pursuant to the Stock Pledge Agreement.
(6)	Mr. Culpepper’s beneficial ownership includes 296,503 shares of common stock held in a 401(k) plan, 2,500,000 shares of common stock subject to options which are exercisable within 60 days and 266,666 shares of common stock issuable upon the exercise of warrants. Mr. Culpepper pledged 1,000,000 shares of his common stock pursuant to that certain Stock Pledge Agreement, dated October 3, 2014, between Mr. Culpepper and the Company in order to secure Mr. Culpepper’s obligations under that certain Stipulated Settlement Agreement and Mutual Release between the Company and Mr. Culpepper, dated June 6, 2014.
(7)	Dr. Scott’s beneficial ownership includes 503,125 shares of common stock held in a 401(k) plan, and 2,850,000 shares of common stock subject to options which are exercisable within 60 days. Dr. Scott pledged 1,000,000 shares of his common stock pursuant to that certain Stock Pledge Agreement, dated October 3, 2014, between Dr. Scott and the Company in order to secure Dr. Scott’s obligations under that certain Stipulated Settlement Agreement and Mutual Release between the Company and Dr. Scott, dated June 6, 2014.
(8)	Dr. Wachter’s beneficial ownership includes 4,867 shares of common stock held by the Eric A. Wachter 1998 Charitable Remainder Unitrust, 930,248 shares of common stock held in a 401(k) plan, 1,280,000 shares of common stock subject to options which are exercisable within 60 days and 666,666 shares of common stock issuable upon the exercise of warrants. Dr. Wachter pledged 1,000,000 shares of his common stock pursuant to that certain Stock Pledge Agreement, dated October 3, 2014, between Dr. Wachter and the Company in order to secure Dr. Wachter’s obligations under that certain Stipulated Settlement Agreement and Mutual Release between the Company and Dr. Wachter, dated June 6, 2014.
(9)	Mr. Smith’s beneficial ownership includes 250,000 shares of common stock subject to options which are exercisable within 60 days.
(10)	Dr. McMasters’ beneficial ownership includes 400,000 shares of common stock subject to options which are exercisable within 60 days.
(11)	Mr. Koe’s beneficial ownership includes 200,000 shares of common stock subject to options which are exercisable within 60 days, 150,000 shares of common stock held by Vekoe Partners LLC, of which Mr. Koe is an affiliate, and 350,000 shares of common stock issuable upon the exercise of warrants. Mr. Koe disclaims beneficial ownership of the shares held by Vekoe Partners LLC except to the extent of his pecuniary interest therein.
(12)	Includes 8,763,332 shares of common stock subject to options and warrants which are exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

The federal securities laws require our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of our securities. Based solely on our review of the copies of these forms received by us or representations from reporting persons, we believe that SEC beneficial ownership reporting requirements for 2015 were met.

CORPORATE GOVERNANCE

Board Leadership Structure

Our Board of Directors consists of five members, Timothy C. Scott, Eric Wachter, Jan E. Koe, Kelly M. McMasters and Alfred E. Smith, IV. Mr. Smith serves as chairman of our Board of Directors effective February 27, 2016. H. Craig Dees served as our Chief Executive Officer and Chairman of the Board of Directors until his resignation effective February 27, 2016. Three members of our Board of Directors, Mr. Koe, Dr. McMasters and Mr. Smith, are considered independent under the independence standards of the NYSE MKT.

We believe that it was appropriate to separate the positions of Chairman and Chief Executive Officer following Dr. Dees’ resignation because this new leadership structure enhances the ability of our Board of Directors to ensure that the appropriate level of independent oversight is applied to all management decisions and avoids any potential conflicts of interest. It also permits our Interim Chief Executive Officer, who has served in that capacity for only two months, to focus on Company operations while our Chairman can focus on critical Board matters. Our entire Board of Directors is responsible for our risk oversight function due to the fact that we have only three employees, two of whom are members of our Board of Directors, and an independent contractor serving as our Interim Chief Financial Officer.

Board of Directors and Committees

Our Board of Directors met three times and took action by unanimous written consent nine times during 2015. Each member of our Board of Directors attended more than 75% of the total number of meetings of our Board of Directors and its committees on which he served during 2015. Members of our Board of Directors are encouraged to attend the 2016 annual meeting of stockholders. Directors Dees (who served as Chairman of the Board of Directors until February 27, 2016), Scott and Koe attended the 2015 annual meeting of stockholders either in person or via telephone conference.

We have three standing committees: audit committee; compensation committee; and corporate governance and nominating committee (the “nominating committee”). The members of the audit committee, compensation committee and nominating committee are independent pursuant to the NYSE MKT listing standards and applicable SEC rules. We believe that all members of our Board of Directors have been and remain qualified to serve on the committees of our Board of Directors and have the experience and knowledge to perform the duties required of the committees.

Audit Committee

The audit committee currently consists of Jan E. Koe, Kelly M. McMasters and Alfred E. Smith, IV, all of whom are independent directors under the listing standards of the NYSE MKT. Alfred E. Smith, IV is the chairman of the audit committee. Our Board of Directors has determined that Alfred E. Smith, IV qualifies as an “audit committee financial expert,” as defined under the rules of the SEC. The audit committee met five times during 2015.

The audit committee’s responsibilities include:

•	hire one or more independent registered public accountants to audit our books, records and financial statements and to review our systems of accounting (including our systems of internal control);

•	discuss with the independent registered public accounting firm the results of the annual audit and quarterly reviews;

•	conduct periodic independent reviews of the systems of accounting (including systems of internal control);

•	make reports periodically to our Board of Directors with respect to its findings; and

•	undertake other activities described more fully in the section called “Audit Committee Report.”

Our audit committee charter is posted on our website at http://www.pvct.com/AuditCommitteeCharter.html and is also available in print to any stockholder or other interested party who makes such a request to the Company’s Secretary. The information on our website, however, is not a part of this Proxy Statement.

Compensation Committee

The compensation committee currently consists of Jan E. Koe, Kelly M. McMasters and Alfred E. Smith, IV, all of whom are independent directors under the listing standards of the NYSE MKT. Alfred E. Smith, IV is the chairman of the compensation committee. The compensation committee met two times during 2015.

The compensation committee’s responsibilities include:

•	review and approve annually the corporate goals and objectives relevant to the Chief Executive Officer, and at least annually, evaluate the Chief Executive Officer’s performance in light of these goals and objectives and set the Chief Executive Officer’s compensation, including salary, bonus and incentive compensation, based on this evaluation;

•	determining, or recommending to our Board for determination, the compensation and benefits our executive officers other than the Chief Executive Officer;

•	reviewing our compensation and benefits plans;

•	reviewing and recommending to the entire Board of Directors the compensation for members of our Board of Directors; and

•	other matters that our Board of Directors specifically delegates to the compensation committee from time to time.

The responsibilities of the compensation committee are described in more detail in the section called “Compensation Discussion and Analysis.”

Our compensation committee charter is posted on our website at http://www.pvct.com/CompensationCommitteeCharter.html and is also available in print to any stockholder or other interested party who makes such a request to the Company’s Secretary. The information on our website, however, is not a part of this Proxy Statement.

Nominating Committee and Director Nominations

The nominating committee currently consists of Jan E. Koe, Kelly M. McMasters and Alfred E. Smith, IV, all of whom are independent directors under the listing standards of the NYSE MKT. Alfred E. Smith, IV is the chairman of the nominating committee. The nominating committee met one time during 2015.

Our Board adopted a written charter for our nominating committee, which is available to our stockholders and other interested parties on our web site at http://www.pvct.com/NominatingCommitteeCharter.html and is also available in print to any stockholder or other interested party who makes such a request to the Company’s Secretary. The information on our website, however, is not a part of this Proxy Statement.

The nominating committee has the authority and responsibility to:

•	assist our Board of Directors by identifying and approving the nomination of individuals qualified to serve as members of our Board of Directors;

•	review the qualifications and performance of incumbent directors to determine whether to recommend them as nominees for reelection;

•	develop and recommend to our Board of Directors corporate governance policies for the Company;

•	review periodically the management succession plan of the Company and formally recommend to our Board of Directors as needed, successors to departing executive officers if a vacancy occurs; and

•	evaluate the performance of our Board of Directors.

Our nominating committee has no set procedures or policy on the selection of nominees or evaluation of stockholder recommendations and will consider these issues on a case-by-case basis. Our nominating committee will consider stockholder recommendations for director nominees that are properly received in accordance with our bylaws and the applicable rules and regulations of the SEC. Our nominating committee screens all potential candidates in the same manner. Our nominating committee’s review will typically be based on all information provided with respect to the potential candidate. Our nominating committee has not established specific minimum qualifications that must be met by a nominee for a position on our Board of Directors or specific qualities and skills for a director. Our nominating committee may consider the diversity of qualities and skills of a nominee, but our nominating committee has no formal policy in this regard. For more information, please see the section below entitled “ADDITIONAL INFORMATION.”

Stockholders who wish to contact the members of our Board of Directors may do so by sending an e-mail addressed to them at info@pvct.com.

COMPENSATION DISCUSSION AND ANALYSIS

The primary objectives of our compensation committee with respect to executive compensation are to attract, retain, and motivate the best possible executive talent. Our focus is to tie short- and long-term cash and equity incentives to achievement of measurable corporate and individual performance objectives, and to align our executive officers’ incentives with stockholder value creation. To achieve these objectives, our compensation committee has maintained, and continues to develop, compensation plans that tie a substantial portion of executives’ overall compensation to our scientific, medical and clinical milestones. Our compensation committee has reviewed these compensation practices and now also takes into consideration commercial and operational performance in addition to our scientific, medical and clinical milestones in determining the amount and types of compensation awarded to our executive officers.

Our compensation committee has a pay-for-performance compensation philosophy, which is intended to bring base salaries and total executive compensation in line to ensure the competitiveness of the compensation packages we provide to our named executive officers. In 2012, we undertook a comprehensive review of our executive compensation practices with respect to compensation of our executive officers, other than base salaries, which remained the same. We undertook this review because we had completed certain scientific, medical and clinical milestones, which was the basis for executive compensation (other than base salaries) until April 30, 2012. As a result of this review and feedback we received from our stockholders with respect to our executive compensation practices, we decided to eliminate, on a temporary basis, the payment of cash bonuses as part of our compensation package for executive officers after April 30, 2012. We determined at that time that any cash bonuses that the compensation committee awarded in the future would be made with the consideration of commercial and operational performance milestones, achievement of specific scientific, medical and clinical milestones, as well as peer company compensation data. Based on the Company’s achievement of those specified scientific, medical and clinical milestones, the compensation committee approved cash bonuses in 2015 of $200,000 to each of our named executive officers.

We work within the framework of this pay-for-performance philosophy to determine each component of an executive officer’s initial compensation package based on numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	the demand for individuals with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the position;

•	comparison to other executive officers within our company having similar levels of expertise and experience; and

•	uniqueness of industry skills.

Our compensation committee has also maintained an annual performance management program, under which annual performance goals are determined and set forth in writing at the beginning of each calendar year for the company as a whole. These corporate goals specify the achievement of specific scientific, medical and clinical milestones. The named executive officers propose these annual corporate performance goals to the compensation committee for its review and approval. Any bonuses, and any stock option awards granted to our employees are tied to the achievement of these corporate goals, including each individual’s contribution to the achievement of those specific corporate goals.

Our compensation committee, which is composed solely of independent directors, makes all compensation decisions for our executive officers.

Compensation Consultant

In 2015, to assist the compensation committee in assessing the market competitiveness of our compensation program and establishing executive officer and director compensation for 2016, the compensation committee retained Pearl Meyer, which is a nationally recognized compensation consulting firm, to:

•	compile market data and business performance statistics of comparable companies for compensation committee comparison and review;

•	assist in establishing a peer group of companies;

•	summarize trends and developments affecting executive compensation;

•	provide guidance on compensation structure as well as levels of compensation for our executive officers and directors;

•	review equity compensation grant practices and other topics as requested by the compensation committee; and

•	report directly to the compensation committee and participate in compensation committee meetings as requested by the compensation committee.

The compensation committee has the sole authority to establish the nature and scope of Pearl Meyer’s engagement, to approve Pearl Meyer’s fees and to terminate Pearl Meyer’s engagement. Pearl Meyer does not provide any services to Provectus other than those requested by the compensation committee with respect to executive and director compensation. Based on these considerations, the compensation committee has determined that the advice it receives from Pearl Meyer is independent and objective. All of the decisions with respect to determining the amount or form of compensation for our named executive officers and directors are made by the compensation committee and may reflect factors and considerations other than the information and advice provided by Pearl Meyer.

While the compensation committee retained Pearl Meyer to provide guidance on compensation structure as well as levels of compensation for our executive officers and directors, the compensation committee has not yet made any changes to our executive officer or director compensation structure.

Compensation Components

The components of our compensation package are as follows:

Base Salary & Employment Agreements

We pay salaries to provide fixed compensation for the daily responsibilities of our named executive officers.

On April 28, 2014, we entered into amended and restated executive employment agreements with each of H. Craig Dees, Ph.D., Peter R. Culpepper, Timothy C. Scott, Ph.D., and Eric A. Wachter, Ph.D., to serve as our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, President, and Chief Technology Officer, respectively. Each agreement provides that such named executive officer will be employed for a five-year term with automatic one-year renewals unless previously terminated pursuant to the terms of the agreement or either party gives notice that the term will not be extended. Each named executive officer’s initial base salary is $500,000 per year and any increases to such base salary shall be determined by the compensation committee in its sole discretion. Named executive officers are also eligible for annual bonuses and annual equity incentive awards as determined by the compensation committee in its sole discretion. Named executive officers are entitled to reimbursement for all reasonable out-of-pocket expenses incurred during their performance of services under the agreements. Our named executive officers will be entitled to the payments upon termination of their employment, with or without a change of control, as described under the heading “Potential Payments upon Termination or Change in Control” below. The employment agreements for our named executive officers also include non-competition, non-solicitation and confidentiality obligations. Prior to April 28, 2014, each of our named executive officers was a party to an executive employment agreement with substantially similar terms as the agreements entered into on April 28, 2014. Effective February 27, 2016, Dr. Dees resigned from his position as Chief Executive Officer and Chairman of the Board of Directors and his employment agreement was terminated.

Bonus Awards

Our compensation committee terminated our former longevity bonus policy effective April 30, 2012 as a result of several considerations, including but not limited to feedback we received from our ongoing communications with our stockholders about our executive compensation practices. We did not award any cash bonuses to our named executive officers in 2013 or 2014, but the compensation committee awarded cash bonuses in 2015 to each of our named executive officers in the amount of $200,000 based on the Company’s achievement of such pre-established scientific, medical and clinical milestones.

401(k) Profit Sharing Plan and Other Benefits

Our named executive officers participate in our 401(k) Profit Sharing Plan, which was formed in 2010. Contributions to the 401(k) Profit Sharing Plan by us are discretionary. Contributions by us in 2013 totaled approximately $226,000. Contributions by us in 2014 totaled approximately $320,000. Contributions by us in 2015 totaled approximately $212,000. We maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, dental insurance, and a vacation policy that requires a minimum amount of vacation time used but provides for cash compensation in lieu of vacation taken if appropriate.

Long-Term Incentives

We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by our executive officers in equity-based awards. Our Amended and Restated 2002 Stock Plan, or our 2002 Stock Plan, allowed the grant to employees of stock options, restricted stock, and other equity-based awards. The 2002 Stock Plan expired by its terms on April 22, 2012. At the 2012 annual meeting of stockholders, our stockholders approved the 2012 Stock Plan, which replaced the 2002 Stock Plan. The 2012 Stock Plan allowed the grant to employees of stock options, restricted stock, and other equity-based awards. At the 2014 annual meeting of stockholders, our stockholders approved the Provectus Biopharmaceuticals, Inc. 2014 Equity Compensation Plan (the “2014 Equity Compensation Plan”). The 2014 Equity Compensation Plan authorizes our Board of Directors to grant the following types of equity-based awards: (i) options that qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”), and (ii) options that do not qualify as incentive stock options under the Code (“non-qualified stock options,” and collectively with incentive stock options, “options”). We are authorized to grant options under the 2014 Equity Compensation Plan for up to 20,000,000 shares of our common stock. If any options granted under the 2014 Equity Compensation Plan are forfeited or terminated for any reason, the shares of common stock that were subject to the options will again be available for future distribution under the 2014 Equity Compensation Plan. We no longer issue any awards under the 2012 Stock Plan.

Our practice is to make periodic annual stock option awards as part of our overall performance management program, when approved by our compensation committee. Our compensation committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. We intend that the periodic annual aggregate cumulative total of these awards will not exceed 10% of our fully diluted outstanding common stock. As is the case when the amounts of base salary and equity awards are determined, a review of all components of the executive officer’s compensation is conducted when determining annual option awards to ensure that an executive officer’s total compensation conforms to our overall philosophy and objectives. A pool of options is reserved for our non-employee directors to receive their annual grant and the pool of options is only increased for employees when approved by our stockholders.

Potential Payments Upon Termination or Change in Control

Each of the employment agreements for our named executive officers generally provides that in the event that the executive’s employment is terminated (i) voluntarily by the executive without Good Reason (as defined in the respective employment agreement) or (ii) by the Company for Cause (as defined in the respective employment agreement), the Company shall pay the executive’s compensation only through the last day of the employment period and, except as may otherwise be expressly provided, the Company shall have no further obligation to the executive. In the event that the executive’s employment is terminated by the Company other than for Cause (including death or disability), or if the executive voluntarily resigns for Good Reason, for so long as the executive is not in breach of his continuing obligations under the non-competition, non-solicitation and confidentiality restrictions contained in such executive’s employment agreement, the Company shall continue to pay the executive (or his estate) an amount equal to his base salary in effect immediately prior to the termination of his employment for a period of 24 months, to be paid in accordance with the Company’s regular payroll practices through the end of the fiscal year in which termination occurs and then in one lump sum payable to the executive in the first month of the fiscal year following termination, as well as any prorated bonuses based upon the bonuses paid with regard to the prior fiscal year, plus benefits on a substantially equivalent basis to those which would have been provided to the executive in accordance with the terms of such benefit plans.

Under the terms of the Amended and Restated Executive Employment Agreement entered into by H. Craig Dees and the Company on April 28, 2014 (the “Dees Agreement”), Dr. Dees was owed no severance payments as a result of his resignation as the Company’s Chief Executive Officer and Chairman of the Board of Directors effective February 27, 2016. Dr. Dees’ employment terminated due to his resignation without “Good Reason” (as that term is defined in the Dees Agreement). Under section 6 of the Dees Agreement (“Effect of Termination”) a resignation by Dr. Dees without “Good Reason” terminates any payments that would otherwise be due to Dr. Dees as of the last day of his employment.

The following table shows the base salary compensation the named executive officers would have received under their employment agreements had a change in control occurred as of December 31, 2015 and had the named executive officers been terminated within six months following such change in control.

Name	Amount
H. Craig Dees, Ph.D.	$1,000,000
Timothy C. Scott, Ph.D.	1,000,000
Eric A. Wachter, Ph.D.	1,000,000
Peter R. Culpepper	1,000,000

Under the terms of our 2014 Equity Compensation Plan, prior to the occurrence of a change in control (as defined in the 2014 Equity Compensation Plan), and unless otherwise determined by our Board of Directors, any stock options outstanding on the date such change in control is determined to have occurred that are not yet exercisable and vested on such date shall become fully exercisable and vested. As of December 31, 2015, none of our named executive officers had outstanding unvested stock options.

Consideration and Effect of the Results of the Most Recent Stockholder Advisory Vote on Executive Compensation in Determining Compensation Policies and Decisions

In 2015, our compensation committee reviewed our compensation policies to ensure any bonuses and stock option grants are made with the consideration of commercial and operational performance milestones as well as peer company compensation data, in addition to the achievement of specific scientific, medical and clinical milestones. In determining executive compensation for 2015, our compensation committee considered our stockholders’ approval of our executive compensation at our June 19, 2015 Annual Meeting of Stockholders, as well as feedback we have received from ongoing communications with our stockholders. We will continue to consider stockholder feedback in the future with respect to both our stockholder advisory votes on executive compensation and informal feedback we receive from our stockholders.

Compensation-Related Risk Assessment

SEC regulations require that we assess our compensation policies and practices and determine whether those policies and practices are reasonably likely to result in a material adverse effect upon Provectus. Based upon a review by our Board of Directors and management of our compensation policies and practices, we have determined that our current compensation policies and practices are not reasonably likely to result in a material adverse effect on us. In reaching this conclusion, we considered the multiple performance metrics in the annual incentive plan, combination of short-term and longer-term incentives, using periodic stockholder approved equity grants, stock ownership guidelines for executive officers, clawback of compensation in event of restatement of financial statements in cases of fraud, and a further review of our compensation policies in the future to maximize stockholder value.

Conclusion

Our compensation policies are designed to retain and motivate our employees; namely, our executive officers, and to ultimately reward them for outstanding individual and corporate performance.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing in this Proxy Statement. Based on the review and discussions noted above, our Board of Directors recommended that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015.

Jan E. Koe

Kelly M. McMasters

Alfred E. Smith, IV (Chairman)

SUMMARY COMPENSATION TABLE

The table below shows the compensation for services in all capacities we paid during the years ended December 31, 2015, 2014 and 2013 to our Chief Executive Officer, Chief Financial Officer and our two other executive officers during 2015 (whom we refer to collectively as our “named executive officers”):

Name and Principal Position	Year	Salary			Bonus	Option Awards(1)		All Other Compensation(2)			Total
H. Craig Dees(3) CEO	2015 2014 2013	$ $ $	500,000 500,000 500,000		$200,000 — —	$ $	153,274 — 28,462		$110,692 137,692 114,192	(6) (6) (6)	$ $ $	963,966 637,692 642,654

Peter R. Culpepper(4) CFO, CAO and COO	2015 2014 2013	$ $ $	500,000 500,000 500,000	(5)	$200,000 — —		$153,274 — —	$ $ $	110,692 137,692 114,192		$ $ $	963,966 637,692 614,192

Timothy C. Scott President	2015 2014 2013	$ $ $	500,000 500,000 500,000	(5) (5)	$200,000 — —	$ $	153,274 — 28,462	$ $ $	110,692 137,692 114,192		$ $ $	963,966 637,692 642,654

Eric A. Wachter Chief Technology Officer	2015 2014 2013	$ $ $	500,000 500,000 500,000	(5) (5)	$200,000 — —		$153,274 — —	$ $ $	110,692 137,692 114,192		$ $ $	963,966 637,692 614,192

(1)	The amounts in the Option Awards column represent grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718). The assumptions used in determining the values of option awards are provided in Note 4 to the Consolidated Financial Statements contained in our Form 10-K for the fiscal year ended December 31, 2015. The fair value reflected in the Option Awards column for 2015 includes 400,000 stock options granted to each of our named executive officers at an exercise price of $0.75 on December 9, 2015. The fair value reflected in the Option Awards column for 2013 includes, for Drs. Dees and Scott, compensation for service in 2013 as a director of 50,000 stock options granted at an exercise price of $0.67 on August 19, 2013. All the options vested immediately on the date of grant and expire ten years from the date of grant. For purposes of estimating the fair value of each stock option on the date of grant, we utilized the Black-Scholes option-pricing model which totaled $153,274 in 2015 and $28,462 in 2013.
(2)	Amounts in this column for 2015 are comprised of the following: unused vacation that was paid out in cash ($57,692 for each named executive officer); and Company contributions to our 401(k) plan ($53,000 for each named executive officer).
(3)	H. Craig Dees resigned as Chief Executive Officer effective February 27, 2016.
(4)	Effective February 27, 2016, Peter R. Culpepper was appointed Interim Chief Executive Officer and, effective April 18, 2016, upon the appointment of John R. Glass as our Interim Chief Financial Officer, now serves as our Interim Chief Executive Officer and Chief Operating Officer.
(5)	This amount reflects the annual base salary for each of Drs. Scott and Wachter and Mr. Culpepper for 2015 and Drs. Scott and Wachter for 2014; however, Dr. Scott had $200,000 withheld from his salary in 2015 and $33,334 withheld from his salary in 2014, Dr. Wachter had $200,001 withheld from his salary in 2015 and $33,333 withheld from his salary in 2014, and Mr. Culpepper had $233,333 withheld from his salary in 2015 in connection with the settlement of the Shareholder Derivative Lawsuit discussed below under “Other Information Concerning Management—Legal Matters.”
(6)	Excludes amounts advanced to Dr. Dees as travel expenses, for which the Company plans to seek recoupment for all unsubstantiated amounts. See “Certain Relationships and Related Transactions—Related Party Transactions” below for more information.

GRANTS OF PLAN-BASED AWARDS

The following Grants of Plan-Based Awards table provides additional information regarding the plan-based equity awards granted to the named executive officers during 2015:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($/Sh)
H. Craig Dees	12/09/2015	400,000	$0.75	$0.38
Peter R. Culpepper	12/09/2015	400,000	$0.75	$0.38
Timothy C. Scott	12/09/2015	400,000	$0.75	$0.38
Eric A. Wachter	12/09/2015	400,000	$0.75	$0.38

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

The following table shows the number of equity awards outstanding as of December 31, 2015 for our named executive officers. All the options were exercisable as of December 31, 2015.

	Option Awards
Name	Number of Shares of Common Stock Underlying Unexercised Options Exercisable (#)		Option Exercise Price ($)	Option Expiration Date
H. Craig Dees	50,000		1.02	6/23/2016
	1,000,000		1.02	6/23/2016
	50,000		1.50	6/21/2017
	50,000		1.00	6/27/2018
	50,000		1.04	6/19/2019
	50,000		1.16	6/18/2020
	525,000	(1)	1.00	7/22/2020
	50,000		1.04	7/6/2021
	525,000	(1)	0.93	9/6/2021
	50,000		0.84	6/28/2022
	50,000		0.67	8/19/2023
	400,000		0.75	12/9/2025

Peter R. Culpepper	1,000,000		1.02	6/23/2016
	550,000	(1)	1.00	7/22/2020
	550,000	(1)	0.93	9/6/2021
	400,000		0.75	12/9/2025

Timothy C. Scott	50,000		1.02	6/23/2016
	1,000,000		1.02	6/23/2016
	50,000		1.50	6/21/2017
	50,000		1.00	6/27/2018
	50,000		1.04	6/19/2019
	50,000		1.16	6/18/2020
	525,000	(1)	1.00	7/22/2020
	50,000		1.04	7/6/2021
	525,000	(1)	0.93	9/6/2021
	50,000		0.84	6/28/2022
	50,000		0.67	8/19/2023
	400,000		0.75	12/9/2025

	Option Awards
Name	Number of Shares of Common Stock Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date
Eric A. Wachter	680,000	1.02	6/23/2016
	50,000	1.50	6/21/2017
	50,000	1.04	6/19/2019
	50,000	1.16	6/18/2020
	50,000	1.04	7/6/2021
	400,000	0.75	12/9/2025

(1)	Pursuant to the settlement of the Shareholder Derivative Lawsuit discussed below under “Other Information Concerning Management—Legal Matters,” Drs. Dees and Scott and Mr. Culpepper agreed to retain incentive stock options for 100,000 shares but forfeited 50% of the nonqualified stock options granted to each such Executive in both 2010 and 2011. The amounts set forth in the table reflect the outstanding options after rescission of 50% of the nonqualified stock options granted to Drs. Dees and Scott and Mr. Culpepper in 2010 and 2011.

OPTION EXERCISES AND STOCK VESTED

The following named executive officers exercised options in 2015:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
H. Craig Dees	—	$—
Peter R. Culpepper	208,334	$2,333
Timothy C. Scott	76,764	$13,818
Eric A. Wachter	305,000	$—

(1)	Amount reflects the difference between the exercise price of the stock option and the price of our common stock at the time of exercise, multiplied by the number of shares underlying the option exercised.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes share and exercise price information about our equity compensation plans as of December 31, 2015:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders	10,630,000	$0.96	18,100,000
Equity compensation plans not approved by security holders	—	—	—

Total	10,630,000	$0.96	18,100,000

(1)	This amount represents shares of common stock available for issuance under the 2014 Equity Compensation Plan as of December 31, 2015. Awards available for grant under the 2014 Equity Compensation Plan include stock options, stock appreciation rights, restricted stock, long-term performance awards and other forms of equity awards.

DIRECTOR COMPENSATION

Two of our five directors in 2015, Drs. Dees and Scott, were also full-time employees. Effective February 27, 2016, Dr. Dees resigned from his positions as our Chief Executive Officer and Chairman of the Board of Directors. As discussed above under the heading “COMPENSATION DISCUSSION AND ANALYSIS,” our employee directors are compensated for their service as executive officers. Our employee directors are not separately compensated for their service as directors.

Our director compensation structure consists of: (1) on an annual basis, each non-employee director of the Board receives the following fees as compensation for service as a member of the Board: (i) an annual retainer equal to $40,000 cash and (ii) an annual stock option grant giving each non-employee director the right to purchase 50,000 shares of our common stock, or such lesser number of shares of our common stock to be determined at a future date in order to comply with NYSE MKT requirements with respect to director compensation, which stock options shall vest immediately on the date of grant at a strike price to be determined at the date of grant; (2) each non-employee director who serves as a non-chairman member of any of: (i) the audit committee; (ii) the compensation committee; or (iii) the nominating committee receive an additional annual retainer equal to $15,000 as compensation for serving as a non-chair member of each such committee; and (3) each non-employee director who serves as a chairman of any of: (i) the audit committee; (ii) the compensation committee; or (iii) the nominating committee receive an additional annual retainer equal to $20,000 as compensation for serving as a chairman of each such committee.

Each of our directors is also reimbursed for expenses incurred in fulfilling his duties as a director, including attending meetings.

Director Compensation Table for 2015

Name(1)	Fees Earned or Paid in Cash	Warrant and Option Awards(2)	All Other Compensation	Total
Jan Koe	$85,000	$19,159	$—	$104,159
Kelly McMasters	$85,000	$19,159	$—	$104,159
Alfred E. Smith, IV	$100,000	$19,159	$—	$119,159

(1)	Our other two directors in 2015 were also full-time employees whose compensation is discussed above under the heading “COMPENSATION DISCUSSION AND ANALYSIS” AND “SUMMARY COMPENSATION TABLE.”
(2)	A total of 50,000 stock options were granted to both Dr. McMasters and Messrs. Koe and Smith at an exercise price of $0.75 for each director, which was the fair market price on the date of issuance. The options vested immediately on the date of grant, December 9, 2015, for each director and expire on December 9, 2025 for each director. The amounts in the Warrant and Option Awards column represent grant date fair values computed in accordance with FASB ASC Topic 718. The assumptions used in determining the values of option awards are provided in Note 4 to the Consolidated Financial Statements contained in our Form 10-K for the fiscal year ended December 31, 2015. For purposes of estimating the fair value of each stock option on the date of grant, we utilized the Black-Scholes option-pricing model. As of December 31, 2015, Dr. McMasters had a total of 400,000 stock options outstanding, Mr. Smith had a total of 250,000 stock options outstanding, and Mr. Koe had a total of 200,000 stock options outstanding.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015, Dr. McMasters and Messrs. Koe and Smith served as members of the compensation committee. None of the members of the compensation committee was or had previously been an officer or employee of the Company or our subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. Additionally, during 2015, none of our executive officers was a member of the board of directors, or any committee thereof, of any other entity one of the executive officers of which served as a member of our Board of Directors, or any committee thereof.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Person Transactions

We have adopted a written related person transactions policy, pursuant to which our executive officers, directors and principal stockholders, including their immediate family members, are not permitted to enter into a related person transaction with us without the consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of such persons’ immediate family members, other than transactions available to all employees generally or involving less than $10,000 when aggregated with similar transactions, must be presented to our audit committee for review, consideration and approval, unless the transaction involves an employment or other compensatory arrangement approved by the compensation committee. All of our directors, executive officers and employees are required to report to our audit committee any such related person transaction. In approving or rejecting the proposed agreement, our audit committee will take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the person’s interest in the transaction and, if applicable, the impact on a director’s independence. After consideration of these and other factors, the audit committee may approve or reject the transaction. Consistent with the policy, if we should discover related person transactions that have not been approved, the audit committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Related Party Transactions

On March 15, 2016, the audit committee made the following findings related to travel expense advances to its former Chief Executive Officer and Chairman of the Board of Directors, Dr. Dees: (1) in 2015, Dr. Dees received $898,430 in travel expense advances but submitted receipts totaling only $297,170, most of which did not appear to be authentic; (2) in 2014, Dr. Dees received $819,000 for travel expense advances, for which no receipts were submitted; and (3) in 2013, Dr. Dees received $752,034 for travel expense advances; no receipts were submitted by Dr. Dees for $698,000 of these expenses and $54,034 of submitted receipts did not appear to be authentic. The Company intends to pursue collection efforts on all of Dr. Dees’ unsubstantiated travel expenses, including those which did not appear to be authentic. The travel expense advances to Dr. Dees could be deemed to be in violation of Section 402 of the Sarbanes-Oxley Act of 2002. If it were determined that these advances violated the prohibitions of Section 402 from making personal loans to executive officers or directors, we could be subject to investigation and/or litigation that could involve significant time and costs and may not be resolved favorably. The Company is unable to predict the extent of its ultimate liability with respect to these advances.

Other than as set forth above, we had no transactions during 2015 that would be required to be disclosed under Item 404(a) of Regulation S-K, and no such transactions are currently proposed for 2016.

PROPOSAL 1

ELECTION OF DIRECTORS

Director Nominees

The persons listed below have been nominated by our Board of Directors to serve as directors for a one-year term expiring at the annual meeting of stockholders occurring in 2017. Each nominee has consented to serve on our Board of Directors. If any nominee were to become unavailable to serve as a director, our Board of Directors may designate a substitute nominee. In that case, the persons named as proxies on the accompanying proxy card will vote for the substitute nominee designated by our Board of Directors.

Timothy C. Scott, Ph.D., 58, has served as our President and as a member of our board of directors since we acquired PPI on April 23, 2002. Prior to joining us, Dr. Scott was a senior member of the Photogen management team from 1997 to 2002, including serving as Photogen’s Chief Operating Officer from 1999 to 2002, as a director of Photogen from 1997 to 2000, and as interim CEO for a period in 2000. Before joining Photogen, he served as senior management of Genase LLC, a developer of enzymes for fabric treatment and held senior research and management positions at Oak Ridge National Laboratory. Dr. Scott earned a Ph.D. in Chemical Engineering from the University of Wisconsin—Madison in 1985.

Eric A. Wachter, Ph.D., 53, serves as our Chief Technology Officer since May 14, 2012 and as a member of our board of directors since February 29, 2016. Dr. Wachter previously served as Executive Vice President—Pharmaceuticals and as a member of our board of directors since we acquired PPI on April 23, 2002 until May 14, 2012. Prior to joining us, from 1997 to 2002 he was a senior member of the management team of Photogen, including serving as Secretary and a director of Photogen since 1997 and as Vice President and Secretary and a director of Photogen since 1999. Prior to joining Photogen, Dr. Wachter served as a senior research staff member with Oak Ridge National Laboratory. He earned a Ph.D. in Chemistry from the University of Wisconsin—Madison in 1988.

Jan E. Koe, 65, has served as a member of our board of directors since May 14, 2012. Mr. Koe has a 30-year track record of success in consulting, asset management, real estate and public company governance, and has represented major insurance firms, national retailers and Fortune 500 companies. He is President of GoStar, which is the manager of Real Solutions Opportunity Fund 2005-I and Real Solutions Fund Management LLC and Real Solutions Investment LLC. He is also Principal of Method K Partners, Inc., a commercial real estate firm, which he founded in 1988. He has served on the Board of Directors of ONE Bio, Corp. where he was Chair of the Compensation Committee and a member of the Financial Audit Committee. He holds a degree in Business Administration and Psychology from Luther College.

Kelly M. McMasters, M.D., Ph.D., 55, has served as a member of our board of directors since June 9, 2008. Additionally, Dr. McMasters serves as chairman of our scientific advisory board. Dr. McMasters received his undergraduate training at Colgate University prior to completing the MD/PhD program at the University of Medicine and Dentistry of New Jersey, Robert Wood Johnson Medical School and Rutgers University. He then completed the residency program in General Surgery at the University of Louisville, and a fellowship in Surgical Oncology at M.D. Anderson Cancer Center in Houston. He is currently the Sam and Lolita Weakley Professor of Surgical Oncology at the University of Louisville in Kentucky, a position he has held since 1996. Since 2005, he has chaired the Department of Surgery at the University of Louisville and also has been Chief of Surgery at University of Louisville Hospital. Since 2000, he has also been Director of the Multidisciplinary Melanoma Clinic of the James Graham Brown Cancer Center at the University of Louisville. His is an active member of the surgery staff at the University of Louisville Hospital, Norton Hospital and Jewish Hospital in Louisville. He is on the editorial boards of the Annals of Surgical Oncology, Cancer Therapy and the Journal of Clinical Oncology as well as an ad hoc reviewer for 9 other publications. He holds several honors, chief among them is “Physician of the Year” awarded by the Kentucky Chapter of the American Cancer Society. He is the author and principal investigator (PI) of the Sunbelt Melanoma Trial, a multi-institutional study involving 3500 patients from 79 institutions across North America and one of the largest prospective melanoma studies ever performed. He has been a PI, Co-PI or local PI in over thirty clinical trials ranging from Phase 1 to Phase 3. For the past 12 years he has also directed a basic and translational science laboratory studying adenovirus-mediated cancer gene therapy funded by the American Cancer Society and the National Institutes of Health (NIH).

Alfred E. Smith, IV, 64, also known as Al, IV, is the Founder of AE Smith Associates, LLC and serves as its Chief Executive Officer. Mr. Smith served as a Senior Advisor for Kroll Bond Rating Agency; and K2 Global Consulting, N.A., LLC from 2008 to 2014. Mr. Smith served as Senior Managing Director of Bear Wagner Specialists LLC from April 2001 to 2006. Mr. Smith served as a Managing Director of Hunter Specialists LLC from January 1997 to April 2001. He served as a Partner of CMJ Partners, LLC, a firm he served at from 1979 to 1996. He served as Vice President of Mitchell, Hutchins & Co. from 1978 to 1979. Mr. Smith began his career on Wall Street as an independent broker on the New York Stock Exchange in 1972. He served as Chairman of Saint Vincents Catholic Medical Centers Of New York from 2006 to 2010. Mr. Smith was a Director of Genco Shipping & Trading Ltd from 2012 to 2014. He was an Independent Director of Rica Foods Inc. from 1994 to 2003. He served as Member of the Strategic Advisory Board at Next Health, LLC from 2012 to 2014. Mr. Smith served as a member of the Board of Trustees of Iona Prep School, Saint Agnes Hospital, and Lady of Mercy Medical Center. He served as Director of Saint Vincent Catholic Medical Centers from 1986 to 2012. He founded Hackers for Hope in 1989 and has been its Chairman since 1989. He serves as Dinner Chairman, Secretary and Director of the Alfred Emanuel Smith Memorial Foundation. Mr. Smith is a Member of the Association of the Sovereign Military Order of Malta. He was a Member of the President’s Council of Memorial Sloan Kettering Hospital from 1986 to 1996, and is a Member of the New York City Advisory Board of the Enterprise Foundation. Mr. Smith serves on the boards of directors of the Tony Blair Faith Foundation and Mutual of America Capital Management LLC. He was Director at the Catholic Youth Organization until 1997. He has been the Chairman of the Cardinal’s Committee for the Laity-Wall Street Division since 1985. He has received numerous awards for his charity humanitarian work, including ‘Wall Street 50’ Honoree Humanitarian Award, Terence Cardinal Cooke Center in 1999; Man of the Year Award at Iona Prep in 1986, Club of Champions Gold Medal Award of the Catholic Youth Organization, Ellis Island Medal of Honor, the National Brotherhood Award of the National Conference of Christians and Jews, the Graymoor Community Service Award by the Franciscan Friars of the Atonement, the American Cancer Society’s Gold Sword of Hope Award, and the Terence Cardinal Cooke Humanitarian Award by Lady of Mercy Medical Center. Mr.  Smith attended Villanova University.

Experience, Qualifications, Attributes and Skills of Our Director Nominees

Each of our directors brings a strong and unique set of experience, qualifications, attributes and skills in a variety of areas. Set forth below are the specific experience, qualifications, attributes and skills of our directors that led to the conclusion that each director should serve as a member of our Board of Directors.

Timothy C. Scott has extensive experience researching, developing, and testing potential pharmaceutical products, including our products. He has extensive experience protecting and enhancing our intellectual property. He holds a Ph.D. in Chemical Engineering, which we believe provides us with specialized knowledge in that field.

Eric A. Wachter, Ph.D., has extensive experience researching, developing, and testing potential pharmaceutical products, including our products. He has extensive experience protecting and enhancing our intellectual property. He holds a Ph.D. in Chemistry, which we believe provides us with specialized knowledge in that field.

Kelly M. McMasters, M.D., Ph.D., has clinical expertise in treating skin cancer, including melanoma, and surgical oncology. He has served as principal investigator, co-principal investigator or local investigator in over 30 clinical trials, including serving as principal investigator in a multi-institutional study involving 3,500 patients. We believe Dr. McMasters’ expertise in treating skin cancer and melanoma and experience with clinical trials provide our Board of Directors valuable insight into the testing of our pharmaceutical products.

Alfred E. Smith, IV is CEO of AE Smith Associates, a firm he founded in 2009. In December 2006, Mr. Smith retired from his position as Managing Director of Bear Wagner Specialists LLC, a specialist and member firm of the New York Stock Exchange, after 35 successful years on Wall Street. Mr. Smith also sits on the Boards of The Tony Blair Faith Foundation and Mutual of America and was on the Board of Genco Shipping and Trading. He was a Senior Advisor for K2 Intelligence and Kroll Bond Rating Agency. Smith also served as Chairman of the Board of Saint Vincent Catholic Medical Centers in New York. He is active with various organizations to bring greater visibility and awareness to the fight against cancer.

Jan Koe brings significant chief executive experience to our Board of Directors from his position as President of GoStar. In addition, Mr. Koe also has board committee experience stemming from his service as chairman of the compensation committee and a member of the audit committee of ONE Bio Corp.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION TO OUR BOARD OF DIRECTORS NAMED ABOVE. Each proxy solicited on behalf of our Board of Directors will be voted FOR each of the nominees for election to our Board of Directors unless the stockholder instructs otherwise in the proxy.

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

As required pursuant to Section 14A of the Securities Exchange Act, we are submitting for stockholder advisory vote a resolution to approve the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation tables and related compensation discussion and analysis contained in this Proxy Statement.

At our 2011 annual meeting of stockholders, we provided our stockholders with the opportunity to cast an advisory vote to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years, with our Board of Directors recommending an annual advisory vote. Because our Board of Directors views an annual vote as a good corporate governance practice and because more than 93% of the votes cast on the proposal at the 2011 annual meeting were in favor of an annual advisory vote, we are again asking our stockholders to approve the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation tables and related compensation discussion and analysis contained in this Proxy Statement.

Accordingly, the following resolution will be submitted for stockholder approval at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and related compensation discussion and analysis contained in this Proxy Statement, is hereby APPROVED.”

The advisory vote on the compensation of our named executive officers is non-binding. The approval or disapproval of the resolution approving our executive compensation by our stockholders will not require our Board of Directors to take any action regarding our executive compensation practices. The final decision on the compensation and benefits of our named executive officers and whether, and if so, how, to address stockholder disapproval remains with our Board of Directors.

Our Board of Directors believes that it is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in our best interest and the best interest of our stockholders.

Our Board of Directors values the opinions of our stockholders as expressed through their votes and other communications. Although the resolution is non-binding, our Board of Directors will carefully consider the outcome of the advisory vote to approve the compensation of our named executive officers and those opinions when making future compensation decisions.

The next advisory vote on the compensation of our executive officers will occur at the 2017 annual meeting of stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. Each proxy solicited on behalf of our Board of Directors will be voted FOR the approval of the compensation of our named executive officers unless the stockholder instructs otherwise in the proxy.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

General

Each of our audit committee and Board of Directors has unanimously selected Marcum LLP as the independent auditor to perform the audit of our consolidated financial statements for 2016. Marcum LLP is a registered public accounting firm.

Our Board of Directors is asking our stockholders to ratify the selection of Marcum LLP as our independent auditor for 2016. Although not required by law or our bylaws, our Board of Directors is submitting the selection of Marcum LLP to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, our Board of Directors, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Previous Independent Registered Public Accounting Firm

During and for the fiscal years ended December 31, 2015 and 2014, BDO USA, LLP audited and rendered opinions on the financial statements of the Company and its subsidiaries. BDO USA, LLP also rendered opinions on the Company’s internal control over financial reporting as of December 31, 2015 and 2014.

On April 26, 2016, the Company notified its independent registered public accounting firm, BDO USA, LLP, of its decision to dismiss BDO USA, LLP, effective as of that date, and to appoint another independent registered public accounting firm, Marcum LLP. The decision to change independent registered public accounting firms was unanimously approved by the Company’s audit committee and Board of Directors.

BDO USA, LLP’s reports on the consolidated financial statements of the Company for the fiscal years ended December 31, 2015 and 2014, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2015 and 2014, and the subsequent interim period through April 26, 2016, the date of BDO USA, LLP’s dismissal, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with BDO USA, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO USA, LLP, would have caused BDO USA, LLP to make reference to the subject matter of the disagreements in connection with its reports on the Company’s consolidated financial statements for such periods.

During the fiscal years ended December 31, 2015 and 2014, and the subsequent interim period through April 26, 2016, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), other than the identification of a material weakness in the Company’s internal control over financial reporting as described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “2015 Form 10-K”). As disclosed in Item 9A to the 2015 Form 10-K, the Company’s principal executive officer and principal financial officer concluded that, as of December 31, 2015, the Company’s internal control over financial reporting was not effective due to a material weakness related to the Company’s travel expense advancement and reimbursement policies and procedures that relate to the Company’s former Chief Executive Officer and Chairman of the Board of Directors, H. Craig Dees, Ph.D. BDO USA, LLP’s audit report included in the 2015 10-K with respect to the Company’s internal control over financial reporting opined that the Company did not maintain effective internal control over financial reporting as of December 31, 2015 because of this material weakness. The subject matter of this material weakness was discussed by the Company’s audit committee with BDO USA, LLP. The audit committee has authorized BDO USA, LLP to respond fully to the inquiries of the successor independent registered public accounting firm concerning this material weakness.

The Company has provided BDO USA, LLP with a copy of the foregoing disclosures and requested that BDO USA, LLP furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the statements in the above paragraphs. A copy of BDO USA, LLP’s letter was attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2016.

New Independent Registered Public Accounting Firm

On April 26, 2016, the Company engaged Marcum LLP as its new independent registered public accounting firm. The decision to engage Marcum LLP as the Company’s independent registered public accounting firm was unanimously approved by the Company’s audit committee and Board of Directors. During the years ended December 31, 2015 and 2014, and through April 26, 2016, the date of Marcum LLP’s engagement, the Company did not consult with Marcum LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Representatives of Marcum LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from our stockholders. Representatives of BDO USA, LLP will not be present at the annual meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF MARCUM LLP AS OUR INDEPENDENT AUDITOR FOR 2016. Each proxy solicited on behalf of our Board of Directors will be voted FOR the ratification of the selection of Marcum LLP as our independent auditor for 2016 unless the stockholder instructs otherwise in the proxy. If our stockholders do not ratify the selection, the matter will be reconsidered by our Board of Directors.

Audit and Non-Audit Services

Our Board of Directors is directly responsible for the appointment, compensation, and oversight of our independent auditor. It is the policy of our Board of Directors to pre-approve all audit and non-audit services provided by our independent registered public accountants. Our Board of Directors has considered whether the provision by BDO USA, LLP of services of the varieties described below was compatible with maintaining the independence of BDO USA, LLP. Our Board of Directors believes the audit and tax services provided to us did not jeopardize the independence of BDO USA, LLP as the Company’s independent registered public accounting firm for the 2015 and 2014 fiscal years.

The table below sets forth the aggregate fees we paid to BDO USA, LLP for audit and non-audit services provided to us in 2015 and 2014:

Fees	2015	2014
Audit Fees	$411,000	$211,000
Audit-Related Fees	—	—
Tax Fees	—	99,800
All Other Fees		—
Total	$411,000	$310,800

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of a company’s financial statements included in the annual report on Form 10-K, for the review of a company’s financial statements included in the quarterly reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; “tax fees” are fees for tax compliance, tax advice, and tax planning; and “all other fees” are fees for any services not included in the first three categories.

AUDIT COMMITTEE REPORT

Our audit committee has the responsibilities and powers set forth in its charter, which include the responsibility to assist our Board of Directors in its oversight of our accounting and financial reporting principles and policies and internal audit controls and procedures, the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor and our internal audit function. The audit committee is also required to prepare this report to be included in our annual Proxy Statement pursuant to the proxy rules of the SEC.

Management is responsible for the preparation, presentation and integrity of our financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations. The internal auditor is responsible for testing such internal controls and procedures. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, reviews of our quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

The audit committee reviews our financial reporting process. In this context, the audit committee:

•	reviewed and discussed with management the audited financial statements for the year ended December 31, 2015;

•	discussed with BDO USA, LLP, our former independent registered public accountants, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

•	received the written disclosures and the letter from BDO USA, LLP required by PCAOB Rule 3526 (“Independence Discussions with Audit Committees”), as modified or supplemented, and has discussed with BDO USA, LLP the independent accountant’s independence.

Based on this review and the discussions referred to above, the audit committee recommended that our Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

This report is submitted on behalf of the members of the audit committee and shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall it be incorporated by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under these Acts.

Jan E. Koe

Kelly M. McMasters

Alfred E. Smith, IV (Chairman)

OTHER INFORMATION CONCERNING MANAGEMENT

Executive Officers

Drs. Scott and Wachter serve as our President and Chief Technology Officer, respectively. Information about their business experience is set forth above under the heading, “PROPOSAL 1—ELECTION OF DIRECTORS—Director Nominees.”

Peter R. Culpepper, 56, serves as our Interim Chief Executive Officer (since February 2016) and Chief Operating Officer (since July 2008). Mr. Culpepper previously served as Chief Financial Officer from February 2004 to April 18, 2016. Previously, Mr. Culpepper served as Chief Financial Officer for Felix Culpepper International, Inc. from 2001 to 2004; was a Registered Representative with AXA Advisors, LLC from 2002 to 2003; has served as Chief Accounting Officer and Corporate Controller for Neptec, Inc. from 2000 to 2001; has served in various Senior Director positions with Metromedia Affiliated Companies from 1998 to 2000; has served in various Senior Director and other financial positions with Paging Network, Inc. from 1993 to 1998; and has served in a variety of financial roles in public accounting and industry from 1982 to 1993. Mr. Culpepper is a member of the AICPA and Financial Executives International and serves on the Accounting Council of Gerson Lehrman Group. He earned a Masters in Business Administration in Finance from the University of Maryland—College Park in 1992. He earned an AAS in Accounting from the Northern Virginia Community College—Annandale, Virginia in 1985. He earned a BA in Philosophy from the College of William and Mary—Williamsburg, Virginia in 1982. He is a licensed Certified Public Accountant in both Tennessee and Maryland.

John R. Glass, CPA, 72, serves as our Interim Chief Financial Officer (since April 18, 2016). Mr. Glass is the President of J.R. Glass & Associates, a consulting firm he founded in 1990 to assist clients in the financial, operational and marketing segments of their business. In this role, his responsibilities have included, among others, preparation of periodic reports to be filed with the Securities and Exchange Commission and Sarbanes-Oxley compliance documentation. From January 2007 to May 2014, Mr. Glass served as controller for CytoCore, Inc. (OTCBB: CYOE) (now known as Medite Cancer Diagnostics Inc.), a late development stage bio molecular diagnostics company. His prior chief financial officer experience includes serving as Chief Financial Officer of U. S. RealTel, Inc., a publicly traded company in the telecommunications industry, Vice President and Chief Financial Officer of Health Charge Corporation, a financial services company in the health care industry, and Vice President and Chief Financial Officer of Aluminum Distributors, Inc., a metal processor and distributor. He also previously served as Vice President of Fulton Manufacturing Industries, Inc. and as a Manager at Grant Thornton LLP, a registered public accounting firm. Mr. Glass is chairman of the Plan Commission of Elk Grove Village, a member of the Illinois CPA Society and past chairman and member of the board of directors for the Greater O’Hare Service Corporation. He received his B.B.A. in Accounting from Loyola University.

Code of Ethics

Our Board of Directors has adopted a code of ethics that applies to our principal executive officer and principal financial officer, or persons performing similar functions. The code of ethics contains written standards that are reasonably designed to deter wrongdoing and to promote: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us; (3) compliance with applicable governmental laws, rules and regulations; (4) the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and (5) accountability for adherence to the code. The code of ethics is available without charge upon request from our Secretary, Provectus Biopharmaceuticals, Inc., 7327 Oak Ridge Highway, Suite A, Knoxville, TN 37931.

Legal Matters

Kleba Shareholder Derivative Lawsuit

On January 2, 2013, Glenn Kleba, derivatively on behalf of the Company, filed a shareholder derivative complaint in the Circuit Court for the State of Tennessee, Knox County (the “Court”), against H. Craig Dees,

Timothy C. Scott, Eric A. Wachter, and Peter R. Culpepper (collectively, the “Executives”), Stuart Fuchs, Kelly M. McMasters, and Alfred E. Smith, IV (collectively, together with the Executives, the “Individual Defendants”), and against the Company as a nominal defendant (the “Shareholder Derivative Lawsuit”). The Shareholder Derivative Lawsuit alleged (i) breach of fiduciary duties, (ii) waste of corporate assets, and (iii) unjust enrichment, all three claims based on Mr. Kleba’s allegations that the defendants authorized and/or accepted stock option awards in violation of the terms of the Company’s 2002 Stock Plan (the “Plan”) by issuing stock options in excess of the amounts authorized under the Plan and delegated to defendant H. Craig Dees the sole authority to grant himself and the other Executives cash bonuses that Mr. Kleba alleges to be excessive.

In April 2013, the Company’s Board of Directors appointed a special litigation committee to investigate the allegations of the Shareholder Derivative Complaint and make a determination as to how the matter should be resolved. The special litigation committee conducted its investigation, and proceedings in the case were stayed pending the conclusion of the committee’s investigation. The Company established a reserve of $100,000 for potential liabilities because such is the amount of the self-insured retention of its insurance policy. On February 21, 2014, an Amended Shareholder Derivative Complaint was filed which added Don B. Dale (“Mr. Dale”) as a plaintiff.

On March 6, 2014, the Company filed a Joint Notice of Settlement (the “Notice of Settlement”) in the Shareholder Derivative Lawsuit. In addition to the Company, the parties to the Notice of Settlement are Mr. Kleba, Mr. Dale and the Individual Defendants.

On June 6, 2014, the Company, in its capacity as a nominal defendant, entered into a Stipulated Settlement Agreement and Mutual Release (the “Settlement”) in the Shareholder Derivative Lawsuit. In addition to the Company and the Individual Defendants, Plaintiffs Glenn Kleba and Don B. Dale are parties to the Settlement.

By entering into the Settlement, the settling parties have resolved the derivative claims to their mutual satisfaction. The Individual Defendants have not admitted the validity of any claims or allegations and the settling plaintiffs have not admitted that any claims or allegations lack merit or foundation. Under the terms of the Settlement, (i) the Executives each agreed (A) to re-pay to the Company $2.24 million of the cash bonuses they each received in 2010 and 2011, which amount equals 70% of such bonuses or an estimate of the after-tax net proceeds to each Executive; provided, however, that subject to certain terms and conditions set forth in the Settlement, the Executives are entitled to a 2:1 credit such that total actual repayment may be $1.12 million each; (B) to reimburse the Company for 25% of the actual costs, net of recovery from any other source, incurred by the Company as a result of the Shareholder Derivative Lawsuit; and (C) to grant to the Company a first priority security interest in 1 million shares of the Company’s common stock owned by each such Executive to serve as collateral for the amounts due to the Company under the Settlement; (ii) Drs. Dees and Scott and Mr. Culpepper agreed to retain incentive stock options for 100,000 shares but shall forfeit 50% of the nonqualified stock options granted to each such Executive in both 2010 and 2011. The Settlement also requires that each of the Executives enter into new employment agreements with the Company, which were entered into on April 28, 2014, and that the Company adhere to certain corporate governance principles and processes in the future. Under the Settlement, Messrs. Fuchs and Smith and Dr. McMasters have each agreed to pay the Company $25,000 in cash, subject to reduction by such amount that the Company’s insurance carrier pays to the Company on behalf of such defendant pursuant to such defendant’s directors and officers liability insurance policy. The Settlement also provides for an award to plaintiffs’ counsel of attorneys’ fees and reimbursement of expenses in connection with their role in this litigation, subject to Court approval.

On July 24, 2014, the Court approved the terms of the proposed Settlement and awarded $911,000 to plaintiffs’ counsel for attorneys’ fees and reimbursement of expenses in connection with their role in the Shareholder Derivative Lawsuit. The payment to plaintiff’s counsel was made by the Company during October 2014 and was recorded as other current assets at December 31, 2014. The Company is seeking reimbursement of the full amount from insurance and if the full amount is not received from insurance, the amount remaining will be reimbursed to the Company from the Individual Defendants. The amount was reclassed to long-term receivable at December 31, 2015. A reserve for uncollectibility of $227,750 was established at December 31, 2015 in connection with the resignation of Dr. Dees.

On October 3, 2014, the Settlement was effective and stock options for Drs. Dees and Scott and Mr. Culpepper were rescinded, totaling 2.8 million. $900,000 was repaid by the Executives as of December 31, 2015. The first year payment due has been paid. The remaining cash settlement amounts will continue to be repaid to the Company over a period of four years with the second payment due in total by October 2016 and the final payment is expected to be received by October 3, 2019. $103,969 of the settlement discount was amortized as of December 31, 2015. The remaining balance due the Company as of December 31, 2015 is $2,511,735, including a reserve for uncollectibility of $870,578 in connection with the resignation of Dr. Dees, with a present value discount remaining of $197,686. As a result of his resignation, Dr. Dees is no longer entitled to the 2:1 credit, such that his total repayment obligation of $2.04 million (the total $2.24 million owed by Dr. Dees pursuant to the Settlement less the $200,000 that he repaid as of December 31, 2015) plus Dr. Dees’ proportionate share of the litigation costs is immediately due and payable. The Company sent Dr. Dees a notice of default in March 2016 for the total amount he owes the Company.

Class Action Lawsuits

On May 27, 2014, Cary Farrah and James H. Harrison, Jr., individually and on behalf of all others similarly situated (the “Farrah Case”), and on May 29, 2014, each of Paul Jason Chaney, individually and on behalf of all others similarly situated (the “Chaney Case”), and Jayson Dauphinee, individually and on behalf of all others similarly situated (the “Dauphinee Case”) (the plaintiffs in the Farrah Case, the Chaney Case and the Dauphinee Case collectively referred to as the “Plaintiffs”), each filed a class action lawsuit in the United States District Court for the Middle District of Tennessee against the Company, H. Craig Dees, Timothy C. Scott and Peter R. Culpepper (the “Defendants”) alleging violations by the Defendants of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder and seeking monetary damages. Specifically, the Plaintiffs in each of the Farrah Case, the Chaney Case and the Dauphinee Case allege that the Defendants are liable for making false statements and failing to disclose adverse facts known to them about the Company, in connection with the Company’s application to the FDA for Breakthrough Therapy Designation (“BTD”) of the Company’s melanoma drug, PV-10, in the Spring of 2014, and the FDA’s subsequent denial of the Company’s application for BTD.

On July 9, 2014, the Plaintiffs and the Defendants filed joint motions in the Farrah Case, the Chaney Case and the Dauphinee Case to consolidate the cases and transfer them to United States District Court for the Eastern District of Tennessee. By order dated July 16, 2014, the United States District Court for the Middle District of Tennessee entered an order consolidating the Farrah Case, the Chaney Case and the Dauphinee Case (collectively and, as consolidated, the “Securities Litigation”) and transferred the Securities Litigation to the United States District Court for the Eastern District of Tennessee.

On November 26, 2014, the United States District Court for the Eastern District of Tennessee (the “Court”) entered an order appointing Fawwaz Hamati as the Lead Plaintiff in the Securities Litigation, with the Law Firm of Glancy Binkow & Goldberg, LLP as counsel to Lead Plaintiff. On February 3, 2015, the Court entered an order compelling the Lead Plaintiff to file a consolidated amended complaint within 60 days of entry of the order.

On April 6, 2015, the Lead Plaintiff filed a Consolidated Amended Class Action Complaint (the “Consolidated Complaint”) in the Securities Litigation, alleging that Provectus and the other individual defendants made knowingly false representations about the likelihood that PV-10 would be approved as a candidate for BTD, and that such representations caused injury to Lead Plaintiff and other shareholders. The Consolidated Complaint also added Eric Wachter as a named defendant.

On June 5, 2015, Provectus filed its Motion to Dismiss the Consolidated Complaint (the “Motion to Dismiss”). On July 20, 2015, the Lead Plaintiff filed his response in opposition to the Motion to Dismiss (the “Response”). Pursuant to order of the Court, Provectus replied to the Response on September 18, 2015.

On October 1, 2015, the Court entered an order staying a ruling on the Motion to Dismiss pending a mediation to resolve the Securities Litigation in its entirety. A mediation occurred on October 28, 2015. On January 28, 2016, a settlement terms sheet (the “Terms Sheet”) was executed by counsel for the Company and counsel for the Lead Plaintiff in the consolidated Securities Litigation.

Pursuant to the Terms Sheet, the parties agree, contingent upon the approval of the court in the consolidated Securities Litigation, that the cases will be settled as a class action on the basis of a class period of December 17, 2013 through May 22, 2014. The Company and its insurance carrier agreed to pay the total amount of $3.5 million (the “Settlement Funds”) into an interest bearing escrow account upon preliminary approval by the court in the Consolidated Securities Litigation. Notice will be provided to shareholder members of the class. Shareholder members of the class will have both the opportunity to file claims to the Settlement Funds and to object to the settlement. If the court enters final approval of the settlement, the Securities Litigation will be dismissed with full prejudice, the Defendants will be released from any and all claims in the Securities Litigation and the Securities Litigation will be fully concluded. If the court does not give final approval of the settlement, the Settlement Funds, less any claims administration expenses, will be returned to the Company and its insurance carrier.

A Stipulation of Settlement encompassing the details of the settlement and procedures for preliminary and final court approval was filed on March 8, 2016. The Stipulation of Settlement incorporates the provisions of the Terms Sheet and provides for the procedures for providing notice to stockholders who bought or sold stock of the Company during the class period. The Stipulation of Settlement provides for (1) the methodology of administering and calculating claims, final awards to stockholders, and supervision and distribution of the Settlement Funds and (2) the procedure for preliminary and final approval of the settlement of the Securities Litigation.

On April 7, 2016, the court in the Securities Litigation held a hearing on preliminary approval of the settlement approval, entered an order preliminarily approving the settlement, ordered that the class be notified of the settlement as set forth in the Stipulation of Settlement, and set a hearing on September 26, 2016 to determine whether the proposed settlement is fair, reasonable, and adequate to the class; whether the class should be certified and the plan of allocation of the Settlement Funds approved; whether to grant Lead Plaintiff’s request for expenses and Lead Plaintiff’s counsel’s request for fees and expenses; and whether to enter judgment dismissing the Securities Litigation as provided in the Stipulation of Settlement. If the settlement is not approved and consummated, the Company intends to defend vigorously against all claims in the Consolidated Complaint.

Hurtado Shareholder Derivative Lawsuit

On June 4, 2014, Karla Hurtado, derivatively on behalf of the Company, filed a shareholder derivative complaint in the United States District Court for the Middle District of Tennessee against H. Craig Dees, Timothy C. Scott, Jan E. Koe, Kelly M. McMasters, and Alfred E. Smith, IV (collectively, the “Individual Defendants”), and against the Company as a nominal defendant (the “Hurtado Shareholder Derivative Lawsuit”). The Hurtado Shareholder Derivative Lawsuit alleges (i) breach of fiduciary duties and (ii) abuse of control, both claims based on Ms. Hurtado’s allegations that the Individual Defendants (a) recklessly permitted the Company to make false and misleading disclosures and (b) failed to implement adequate controls and procedures to ensure the accuracy of the Company’s disclosures.

On July 25, 2014, the United States District Court for the Middle District of Tennessee entered an order transferring the case to the United States District Court for the Eastern District of Tennessee and, in light of the pending Securities Litigation, relieving the Individual Defendants from responding to the complaint in the Hurtado Shareholder Derivative Lawsuit pending further order from the United States District Court for the Eastern District of Tennessee. On April 9, 2015, the United States District Court for the Eastern District of Tennessee entered an Order staying the Hurtado Shareholder Derivative Lawsuit pending a ruling on the Motion to Dismiss filed by Provectus in the Securities Litigation.

As a nominal defendant, no relief is sought against the Company itself in the Hurtado Shareholder Derivative Lawsuit.

Montiminy Shareholder Derivative Lawsuit

On October 24, 2014, Paul Montiminy brought a shareholder derivative complaint on behalf of the Company in the United States District Court for the Eastern District of Tennessee (the “Montiminy Shareholder Derivative Lawsuit”) against H. Craig Dees, Timothy C. Scott, Jan E. Koe, Kelly M. McMasters, and Alfred E.

Smith, IV (collectively, the “Individual Defendants”). Like the Hurtado Shareholder Derivative Lawsuit, the Montiminy Shareholder Derivative Lawsuit alleges (i) breach of fiduciary duties and (ii) gross mismanagement of the assets and business of the Company, both claims based on Mr. Montiminy’s allegations that the Individual Defendants recklessly permitted the Company to make certain false and misleading disclosures regarding the likelihood that the Company’s melanoma drug, PV-10, would qualify for BTD. As a practical matter, the factual allegations and requested relief in the Montiminy Shareholder Derivative Lawsuit are substantively the same as those in the Hurtado Shareholder Derivative Lawsuit.

On December 29, 2014, the United States District Court for the Eastern District of Tennessee (the “Court”) entered an order consolidating the Hurtado Shareholder Derivative Lawsuit and the Montiminy Derivative Lawsuit. On February 25, 2015, the parties submitted a proposed agreed order staying the Hurtado and Montiminy Shareholder Derivative Lawsuits until the Court issues a ruling on the anticipated motion to dismiss the amended consolidated complaint to be filed in the Securities Litigation. On April 9, 2015, the United States District Court for the Eastern District of Tennessee entered an Order staying the Hurtado and Montiminy Shareholder Derivative Lawsuits pending a ruling on the Motion to Dismiss filed by the Company in the Securities Litigation.

As in the Hurtado Shareholder Derivative Lawsuit, no relief is sought against the Company itself; the action is against the Individual Defendants only.

Foley Shareholder Derivative Complaint

On October 28, 2014, Chris Foley, derivatively on behalf of the Company, filed a shareholder derivative complaint in the Chancery Court of Knox County, Tennessee against H. Craig Dees, Timothy C. Scott, Jan E. Koe, Kelly M. McMasters, and Alfred E. Smith, IV (collectively, the “Individual Defendants”), and against the Company as a nominal defendant (the “Foley Shareholder Derivative Lawsuit”). The Foley Shareholder Derivative Lawsuit was brought by the same attorney as the Montiminy Shareholder Derivative Lawsuit, Paul Kent Bramlett of Bramlett Law Offices. Other than the difference in the named plaintiff, the complaints in the Foley Shareholder Derivative Lawsuit and the Montiminy Shareholder Derivative Lawsuit are identical. On March 6, 2015, the Chancery Court of Knox County, Tennessee entered an Order staying the Foley Derivative Lawsuit until the United States District Court for the Eastern District of Tennessee issues a ruling on the Motion to Dismiss filed by Provectus in the Securities Litigation.

As in the Hurtado and Montiminy Shareholder Derivative Lawsuits, no relief is sought against the Company itself; the action is against the Individual Defendants only.

Donato Shareholder Derivative Lawsuit

On June 24, 2015, Sean Donato, derivatively on behalf of the Company, filed a shareholder derivative complaint in the Chancery Court of Knox County, Tennessee against H. Craig Dees, Timothy C. Scott, Jan. E. Koe, Kelly M. McMasters, and Alfred E. Smith, IV (collectively, the “Individual Defendants”), and against the Company as a nominal defendant (the “Donato Shareholder Derivative Lawsuit”). Other than the difference in the named plaintiff, the Donato Shareholder Derivative Lawsuit is virtually identical to the other pending derivative lawsuits. All of these cases assert claims against the Defendants for breach of fiduciary duties based on the Company’s purportedly misleading statements about the likelihood that PV-10 would be approved by the FDA. We are not in a position at this time to give you an evaluation of the likelihood of an unfavorable outcome, or an estimate of the amount or range of potential loss to the Company.

As in the Hurtado, Montiminy and Foley Derivative Lawsuits, no relief is sought against the Company itself; the action is against the Individual Defendants only.

While the parties to the Securities Litigation were negotiating and documenting the Stipulation of Settlement in the Securities Litigation, the parties to the Hurtado, Montiminy, Donato, and Foley Shareholder Derivative Lawsuits (collectively, the Derivative Litigation), through counsel, engaged in negotiations to settle the Derivative Litigation. On or about April 11, 2016, the parties to the Derivative Litigation entered into a Stipulation of Settlement.

Pursuant to the Stipulation of Settlement in the Derivative Litigation, the parties agreed to settle the cases, contingent upon the approval of the court. The Company agreed to implement certain corporate governance changes, including the adoption of a Disclosure Controls and Procedures Policy, and to use its best efforts to replace one of its existing directors with an independent outside director by June 30, 2017. The Company agreed to pay from insurance proceeds the amount of $300,000 to plaintiffs’ counsel in the Derivative Litigation. Notice of the proposed settlement will be provided to shareholder members of the class. If the court enters final approval of the settlement, the Derivative Litigation will be dismissed with prejudice, the Defendants will be released from any and all claims in the Derivative Litigation, and the Derivative Litigation will be fully concluded.

OTHER MATTERS

As of the date hereof, our Board of Directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. If any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote the shares of common stock represented by proxies that are submitted to us in accordance with their best judgment.

ADDITIONAL INFORMATION

Solicitation of Proxies

We will solicit proxies on behalf of our Board of Directors by mail, telephone, facsimile, or other electronic means or in person. We have retained Morrow & Co., LLC to assist us in the solicitation of proxies for the annual meeting. Morrow & Co., LLC will receive a base fee of $14,000, plus reasonable expenses and fees, for these services. We will pay the proxy solicitation costs. We will supply copies of the proxy solicitation materials to brokerage firms, banks, and other nominees for the purpose of soliciting proxies from the beneficial owners of the shares of common stock held of record by such nominees. We request that such brokerage firms, banks, and other nominees forward the proxy solicitation materials to the beneficial owners, and we will reimburse them for their reasonable expenses.

Mailing Address of Principal Executive Office

The mailing address of our principal executive office is Provectus Biopharmaceuticals, Inc., 7327 Oak Ridge Highway, Suite A, Knoxville, Tennessee 37931.

Stockholder Proposals for Inclusion in Proxy Statement for 2017 Annual Meeting of Stockholders

To be considered for inclusion in our proxy statement for the 2017 Annual Meeting of Stockholders, a stockholder proposal must be received by us no later than the close of business on December 30, 2016. Stockholder proposals must be sent to Secretary, Provectus Biopharmaceuticals, Inc., 7327 Oak Ridge Highway, Knoxville, Tennessee 37931. We will not be required to include in our proxy statement any stockholder proposal that does not meet all the requirements for such inclusion established by the SEC’s proxy rules and Delaware corporate law.

Other Stockholder Proposals for Presentation at the 2017 Annual Meeting of Stockholders

In addition to the above, our bylaws contain an advance notice provision requiring that, if a stockholder’s proposal is to be brought before and considered at the 2017 Annual Meeting of Stockholders, such stockholder must provide timely written notice thereof to our Secretary. In order to be timely, the notice must be delivered to or mailed and received by our Secretary at our principal executive offices not earlier than the close of business on December 30, 2016 and not later than the close of business on January 29, 2017; provided, however, that in the event the date of the 2017 Annual Meeting is more than 30 days before or more than 30 days after the anniversary of the 2016 Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to the date of such 2017 Annual Meeting and not later than the close of business on the later of the 60th day prior to the date of such 2017 Annual Meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by us. In the event a stockholder proposal intended to be presented for action at the 2017 Annual Meeting is not received timely, then the persons designated as proxies in the proxies solicited by the Board of Directors in connection with the 2017 Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the Proxy Statement for the 2017 Annual Meeting.

By Order of our Board of Directors

Knoxville, Tennessee April 29, 2016	PETER R. CULPEPPER
Secretary

2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The 2016 Annual Meeting of Stockholders of Provectus Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), will be held at the Grand Hyatt New York, located at 109 East 42nd Street at Grand Central Terminal, New York, New York 10017, on Thursday, June 16, 2016, beginning at 4:00 p.m. Eastern Time. The undersigned hereby acknowledges receipt of the combined Notice of 2016 Annual Meeting of Stockholders and Proxy Statement, dated April 29, 2016, accompanying this proxy, to which reference is hereby made for further information regarding the meeting and the matters to be considered and voted on by the stockholders at the meeting.

The undersigned hereby appoints Peter R. Culpepper and Timothy C. Scott, Ph.D., and each of them, attorneys as agents, with full power of substitution, to vote as proxy all shares of common stock of the Company owned of record by the undersigned as of the record date and otherwise to act on behalf of the undersigned at the meeting and any postponement or adjournment thereof, in accordance with the instructions set forth herein and with discretionary authority with respect to any other business, not known or determined at the time of the solicitation of this proxy, that properly comes before such meeting or any postponement or adjournment thereof.

The undersigned hereby revokes any proxy heretofore given and directs said attorneys and agents to vote or act as indicated on the reverse side hereof. If no instruction is given, this proxy will be voted FOR each of Proposals 1 through 3.

(continued on reverse side)

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7327 Oak Ridge Highway Suite A Knoxville, TN 37931 phone 865/769-4011 fax 865/769-4013 April 29, 2016

Dear Stockholder:

It is a great pleasure to have this opportunity to provide you with our 2015 Annual Report and the Proxy Statement for our 2016 Annual Meeting of Stockholders. The Annual Report discusses our performance in fiscal 2015 as well as our business strategy for the future. The Proxy Statement provides you with information relating to the business to be conducted at our annual meeting on June 16, 2016.

YOUR VOTE IS IMPORTANT!

You can vote by completing, signing, dating, and returning your proxy card in the accompanying envelope.

Thank you for your continued interest in, and ownership of, Provectus Biopharmaceuticals, Inc.

Sincerely,

Peter R. Culpepper Interim Chief Executive Officer, Chief Operating Officer and Secretary

This proxy is solicited on behalf of the Board of Directors of the Company and will be voted in accordance with the undersigned’s instructions set forth herein. If no instruction is given, this proxy will be voted FOR each of Proposals 1 through 3.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF PROPOSALS 1 THROUGH 3.

PROPOSAL 1 – To elect five directors to serve on our Board of Directors for a one-year term:

☐	FOR all nominees listed below:

Timothy C. Scott, Ph.D. Eric Wachter, Ph.D. Jan E. Koe Kelly M. McMasters, M.D., Ph.D. Alfred E. Smith, IV

☐	WITHHOLD AUTHORITY for all nominees

Instruction: To withhold authority to vote for any director nominee, mark this box and draw a line through the name of the nominee in the list above. ☐

PROPOSAL 2 –	To approve on an advisory basis the compensation of our named executive officers; and

☐	FOR ☐ AGAINST ☐ ABSTAIN

PROPOSAL 3 –	To ratify the selection of Marcum LLP as our independent auditor for 2016.

☐	FOR ☐ AGAINST ☐ ABSTAIN

With respect to any other item of business that properly comes before the meeting, the proxy holders are authorized to vote the undersigned’s shares in accordance with their best judgment.

Date: , 20
☒ Please mark your votes as indicated in this example.
Signature of stockholder

Signature of stockholder, if held jointly

Please sign your name as it appears on this proxy. Joint owners each should sign. When signing as trustee, administrator, executor, attorney, etc., please indicate your full title as such. Corporations should sign in full corporate name by President or other authorized officer. Partnerships should sign in full partnership name by authorized partner.

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Vote by Mail

Mark, sign, and date your proxy card and return it in the enclosed postage-paid envelope.

THANK YOU FOR VOTING.